Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-276952 and 333-283489) of Kyverna Therapeutics, Inc. of our report dated March 27, 2025, relating to the financial statements, which appears in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.

San Diego, California

March 27, 2025